Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Third Quarter 2014

Houston, Texas (Thursday, October 30, 2014) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2014.  In August 2014, Enterprise completed a two-for-one split of its common units.  All earnings per unit and other unit-related information contained in this press release are presented on a post-split basis.

Third Quarter 2014 Highlights

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,335	$1,154	$3,928	$3,527
Net income (2) (3)	$699	$593	$2,152	$1,901
Fully diluted earnings per unit (2) (3)	$0.37	$0.32	$1.13	$1.03
Adjusted EBITDA (1)	$1,301	$1,139	$3,902	$3,493
Distributable cash flow (1)	$975	$908	$3,016	$2,729

(1)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

(2)
For the three months ended September 30, 2014 and 2013, net income and fully diluted earnings per unit included net gains of $3 million, or less than $0.01 per unit, and $10 million, or less than $0.01 per unit, respectively, attributable to asset sales.   For the nine months ended September 30, 2014 and 2013, net income and fully diluted earnings per unit included net gains of $99 million, or $0.05 per unit, and $68 million, or $0.04 per unit, respectively, attributable to asset sales and insurance recoveries.

(3)
Net income and fully diluted earnings per unit included non-cash asset impairment charges for the three months ended September 30, 2014 and 2013 of $6 million, or less than $0.01 per unit, and $15 million, or less than $0.01 per unit, respectively.  Non-cash asset impairment charges for the nine months ended September 30, 2014 and 2013 were $18 million, or less than $0.01 per unit, and $53 million, or $0.03 per unit, respectively, with both amounts on a fully diluted basis.

•
Enterprise increased its cash distribution with respect to the third quarter of 2014 by 5.8 percent to $0.365 per unit, or $1.46 per unit on an annualized basis, compared to the distribution paid with respect to the third quarter of 2013.  This is the 41st consecutive quarterly increase and the 50th increase since the partnership's initial public offering in 1998.  This distribution will be paid on November 7, 2014 to unitholders of record as of the close of business on October 31, 2014;

•
Enterprise reported distributable cash flow of $975 million for the third quarter of 2014, which provided 1.4 times coverage of the $0.365 per unit cash distribution.  Enterprise retained $284 million of distributable cash flow for the third quarter of 2014;

•
Enterprise's natural gas liquid ("NGL"), crude oil, refined products and petrochemical pipeline volumes for the third quarter of 2014 increased 2 percent to a record 5.2 million barrels per day ("BPD") compared to the third quarter of 2013.  Total natural gas pipeline volumes decreased 3 percent to 13.2 trillion British thermal units per day ("TBtud") for the third quarter of 2014 compared to the third quarter of 2013.  NGL fractionation volumes for the third quarter of 2014 increased 12 percent to 823 thousand barrels per day ("MBPD").  Fee-based natural gas processing volumes for the third quarter of 2014 increased 6 percent to a record 5.0 billion cubic feet per day ("Bcfd"), while equity NGL production for the third quarter of 2014 decreased 14 percent to 103 MBPD;

•	Enterprise made capital investments of approximately $772 million during the third quarter of 2014, including $107 million of sustaining capital expenditures; and

•
Affiliates of privately-held Enterprise Products Company ("EPCO"), which collectively own our general partner and approximately 35 percent of our outstanding limited partner interests, expect to purchase an additional $25 million of common units from Enterprise in November 2014 through the distribution reinvestment plan.  This purchase would bring total purchases by these affiliates in 2014 to $100 million.

Review of Third Quarter 2014 Results

Net income for the third quarter of 2014 increased 18 percent to $699 million compared to $593 million for the third quarter of 2013.  On a fully diluted basis, net income attributable to limited partners for the third quarter of 2014 increased 16 percent to $0.37 per unit compared to $0.32 per unit for the third quarter of 2013.

On October 10, 2014, Enterprise announced an increase in the partnership's quarterly cash distribution with respect to the third quarter of 2014 to $0.365 per unit, representing a 5.8 percent increase over the $0.345 per unit that was paid with respect to the third quarter of 2013.  Enterprise generated distributable cash flow of $975 million for the third quarter of 2014 compared to $908 million for the third quarter of 2013.  Distributable cash flow for the third quarters of 2014 and 2013 included proceeds from the sales of assets of $8 million and $57 million, respectively.

Enterprise's distributable cash flow for the third quarter of 2014 provided 1.4 times coverage of the cash distribution that will be paid on November 7, 2014 to unitholders of record on October 31, 2014.  The partnership retained $284 million of distributable cash flow for the third quarter of 2014, which is available to reinvest in growth capital projects, reduce debt and decrease the need to issue additional equity.  For the first nine months of 2014, Enterprise has retained $1.0 billion of distributable cash flow.

"Enterprise reported another solid quarter for the third quarter of 2014," said Michael A. Creel, chief executive officer of Enterprise's general partner.  "Our performance continues to be driven by record or near record volumes transported on our liquid pipelines, fee-based natural gas processing volumes and NGL fractionation volumes.  We benefited from cash flow growth from new assets placed in service over the past twelve months as well as the diversification of our businesses.  Four of our five business segments reported increases in gross operating margin leading to a 16 percent increase in total gross operating margin and generating a 14 percent increase in distributable cash flow, excluding proceeds from asset sales, in the third quarter of 2014 compared to the third quarter of last year."

"We completed construction and began commercial operations for assets totaling $4.9 billion of capital investment over the last twelve months.  During the third quarter of 2014, we completed construction of approximately $500 million of assets, net to our ownership interest, including the SEKCO crude oil pipeline in the Gulf of Mexico, the extension of the Seaway crude oil pipeline from ECHO to Port Arthur, Texas and connections with the Cochin and Southern Lights pipelines to facilitate deliveries of natural gasoline to the Canadian market.  The loop of the Seaway Crude Pipeline, which was completed in July 2014, is expected to begin receiving crude oil and generating cash flow late in the fourth quarter of 2014," continued Creel.

"Enterprise announced two new projects during the third quarter of 2014: the ninth NGL fractionator at our complex in Mont Belvieu, Texas and a natural gas processing plant and related facilities in the Delaware Basin.  Including these new projects, Enterprise has approximately $6.3 billion of assets under construction that are expected to begin operations in 2015 and 2016.  These investments provide visibility to new sources of distributable cash flow for the partnership over the next few years," stated Creel.

Review of Third Quarter 2014 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 11 percent to $712 million for the third quarter of 2014 compared to $640 million for the same quarter of 2013.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $291 million for the third quarter of 2014 compared to $293 million for the third quarter of 2013.  Gross operating margin from the partnership's natural gas processing plants increased by $45 million primarily due to higher fee-based processing volumes and higher processing margins at certain plants.  Enterprise's natural gas processing plants reported record fee-based processing volumes of 5.0 Bcfd in the third quarter of 2014 compared to 4.7 Bcfd in the third quarter of 2013.  Enterprise's equity NGL production decreased to 103 MBPD for the third quarter of 2014 compared to 120 MBPD for the third quarter of 2013 due to lower recoveries of ethane and more volumes being processed under fee-based arrangements.  Gross operating margin from Enterprise's NGL marketing activities decreased $48 million primarily due to lower margins and volumes as the result of expansion related downtime associated with the partnership's liquefied petroleum gas ("LPG") export facility.  In the third quarter of 2014, more volume in the LPG export business was associated with long-term, fee-based contracts as opposed to higher margin spot business in the third quarter of 2013.

Gross operating margin from the partnership's NGL pipelines and storage business increased $47 million, or 20 percent, to $278 million for the third quarter of 2014 from $231 million for the third quarter of 2013.  NGL pipeline volumes were 2.9 million BPD for the third quarters of both 2014 and 2013.  The partnership's ATEX ethane pipeline, which began commercial service in January 2014, generated gross operating margin of $35 million for the third quarter of 2014.  ATEX transported approximately 66 MBPD of ethane during the third quarter of 2014.

 The Mid-America and Seminole NGL pipeline systems reported a $10 million increase in gross operating margin to $106 million in the third quarter of 2014 compared to the same quarter of 2013 primarily due to higher revenues from deficiency fees and an increase in tariffs, which was partially offset by higher operating expenses.  Volumes on the Mid-America and Seminole pipelines decreased to 908 MBPD in the third quarter of 2014 compared to 968 MBPD in the third quarter of last year due in part to lower recoveries of ethane by natural gas processing plants.

The Texas Express pipeline and gathering system and the Front Range NGL pipeline reported aggregate gross operating margin of $9 million and total volumes of 79 MBPD in the third quarter of 2014.  These pipelines began service after the third quarter of 2013.  Enterprise's LPG export terminal and the related Channel pipeline reported an $8 million decrease in gross operating margin for the third quarter of 2014 compared to the third quarter of last year primarily due to a 44 MBPD decrease in volume associated with downtime for maintenance and activities preparing for the 2015 expansion of the LPG export terminal.  The LPG export terminal resumed operations on July 7, 2014 after a 12-day outage.

Enterprise's NGL fractionation business reported gross operating margin of $143 million for the third quarter of 2014, a $27 million, or 23 percent, increase compared to $116 million reported for the third quarter of last year.  Total fractionation volumes for the third quarter of 2014 increased 12 percent to 823 MBPD compared to the same quarter in 2013.

Gross operating margin for the partnership's fractionators at Mont Belvieu increased $37 million to $119 million for the third quarter of 2014 compared to the third quarter of 2013.  This increase in gross operating margin was primarily attributable to a 114 MBPD increase in volume as Fractionators VII and VIII began commercial operations during the second half of 2013.  The Norco and Hobbs fractionators reported an aggregate $10 million decrease in gross operating margin for the third quarter of 2014 compared to the third quarter of 2013 primarily due to a 35 MBPD decrease in fractionation volumes.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $195 million for the third quarter of 2014 compared to $213 million for the third quarter of 2013.  This $18 million decrease in gross operating margin was primarily due to the settlement of a multi-year contract dispute with a producer on our San Juan system that occurred during the third quarter of 2014.  Total onshore natural gas pipeline volumes were 12.5 TBtud in the third quarter of 2014 compared to 13.0 TBtud in the third quarter of 2013.

The Texas Intrastate system reported gross operating margin of $95 million for the third quarter of 2014 compared to $97 million for the third quarter of last year with the decrease primarily due to higher operating expenses.  The Acadian Gas System, including the Haynesville Extension, reported gross operating margin of $45 million for the third quarter of 2014 compared to $46 million for the same quarter of 2013.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership's Onshore Crude Oil Pipelines & Services segment increased by 31 percent, or $45 million, to $191 million for the third quarter of 2014 from $146 million for the third quarter of 2013.  Total onshore crude oil pipeline volumes were 1.3 million BPD for the third quarters of both 2014 and 2013.

Gross operating margin attributable to Enterprise's ownership in the Seaway Crude Pipeline increased $14 million in the third quarter of 2014 compared to the same quarter in 2013 primarily due to higher average fees.  Enterprise's West Texas and South Texas crude oil pipeline systems, Eagle Ford joint venture pipeline and ECHO terminal reported an aggregate $25 million increase in gross operating margin in the third quarter of 2014 compared to the third quarter of 2013 on a 74 MBPD increase in volume.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 63 percent, or $73 million, to $190 million for the third quarter of 2014 compared to $117 million for the third quarter of 2013.

The partnership's propylene business reported gross operating margin of $65 million for the third quarter of 2014 compared to $28 million for the third quarter of 2013 primarily due to higher sales margins and lower operating expenses.  Gross operating margin for the third quarter of 2013 included $16 million in maintenance expenses for one of the fractionators that did not recur in the third quarter of the current year.  Propylene fractionation volumes were 73 MBPD for the third quarter of 2014 compared to 74 MBPD for the third quarter of 2013.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $48 million in the third quarter of 2014 compared to $41 million for the same quarter in 2013.  Total plant production volumes were 20 MBPD for the third quarter of 2014 compared to 19 MBPD for the same quarter of 2013.

Enterprise's refined products pipelines and related services business reported gross operating margin of $48 million for the third quarter of 2014 compared to $3 million for the third quarter of 2013 primarily due to lower maintenance expenses associated with pipeline integrity and related projects.  Total pipeline volumes for this business were 630 MBPD for the third quarter of 2014 compared to 568 MBPD for the third quarter of 2013.

Enterprise's butane isomerization business reported gross operating margin of $12 million in the third quarter of 2014 compared to $27 million in the third quarter of 2013.  This decrease in gross operating margin was primarily due to higher maintenance expenses in the third quarter of 2014.  Butane isomerization volumes were 95 MBPD for the third quarter of 2014 compared to 100 MBPD for the third quarter of 2013.

Enterprise's marine transportation and other services business reported $17 million of gross operating margin for the third quarter of 2014 compared to $18 million for the same quarter of 2013.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $47 million for the third quarter of 2014 compared to $38 million for the same quarter of 2013.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $33 million for the third quarter of 2014 compared to $24 million for the third quarter of 2013.  The SEKCO Oil Pipeline, which began operations in July 2014, reported $7 million of gross operating margin.  Total offshore crude oil pipeline volumes increased 7 percent to 335 MBPD in the third quarter of 2014 compared to 314 MBPD for the third quarter of 2013.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $8 million for the third quarter of 2014 compared to $11 million for the third quarter of 2013 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 198 billion British thermal units per day ("BBtud") for the third quarter of 2014 compared to 262 BBtud in the third quarter of 2013.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 683 BBtud for the third quarter of 2014 compared to 665 BBtud in the third quarter of 2013.

Capitalization

Total debt principal outstanding at September 30, 2014 was approximately $19.7 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2014, Enterprise had consolidated liquidity of approximately $4.8 billion, which was comprised of $1.1 billion of unrestricted cash on hand and approximately $3.7 billion of available borrowing capacity under our $3.5 billion multi-year revolving credit facility and a new $1.5 billion 364-day credit facility.

On October 1, 2014, Enterprise acquired the general partner and related incentive distribution rights, approximately 15.9 million common units and 38.9 million subordinated units in Oiltanking Partners, L.P. ("Oiltanking") (NYSE: OILT).  Enterprise paid total consideration of approximately $4.6 billion comprised of $2.4 billion of cash, which included $228 million to assume notes receivable issued by Oiltanking and its subsidiaries, and 54.8 million Enterprise common units valued at $2.2 billion.  Enterprise funded the cash consideration for this transaction using borrowings under its new 364-day credit facility, borrowings under its commercial paper program and cash on hand.

On October 2, 2014, Enterprise priced $2.75 billion of senior notes.  These notes were issued on October 14, 2014.  The partnership used the net proceeds to repay amounts then outstanding under its 364-day credit facility, commercial paper program and $650 million of senior notes that matured on October 15, 2014.

Total capital spending in the third quarter of 2014 was $772 million, which includes $107 million of sustaining capital expenditures.

Conference Call to Discuss Third Quarter 2014 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2014 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our midstream energy operations include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; offshore production platforms; petrochemical and refined products transportation and services; and a marine transportation business that operates primarily on the U.S. inland and Intracoastal Waterway systems and in the Gulf of Mexico.  Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.
This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
    Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$12,330.2	$12,093.3	$37,760.9	$34,625.7
Costs and expenses:
Operating costs and expenses	11,414.8	11,273.5	34,934.4	32,061.1
General and administrative costs	50.0	43.9	150.9	138.9
Total costs and expenses	11,464.8	11,317.4	35,085.3	32,200.0
Equity in income of unconsolidated affiliates	72.3	44.0	179.1	126.1
Operating income	937.7	819.9	2,854.7	2,551.8
Other income (expense):
Interest expense	(229.8)	(208.3)	(679.6)	(604.4)
Other, net	(1.0)	0.6	(0.2)	0.2
Total other expense	(230.8)	(207.7)	(679.8)	(604.2)
Income before income taxes	706.9	612.2	2,174.9	1,947.6
Provision for income taxes	(7.7)	(19.4)	(22.5)	(46.2)
Net income	699.2	592.8	2,152.4	1,901.4
Net income attributable to noncontrolling interests	(8.1)	(0.8)	(24.8)	(3.4)
Net income attributable to limited partners	$691.1	$592.0	$2,127.6	$1,898.0

Per unit data (fully diluted): (1)
Earnings per unit	$0.37	$0.32	$1.13	$1.03
Average limited partner units outstanding (in millions)	1,883.4	1,846.0	1,880.0	1,835.2

Supplemental financial data:
Non-GAAP distributable cash flow (2)	$974.8	$907.6	$3,015.6	$2,729.3
Non-GAAP Adjusted EBITDA (3)	$1,300.7	$1,138.7	$3,902.3	$3,492.6
Non-GAAP gross operating margin by segment: (4)
NGL Pipelines & Services	$711.5	$639.6	$2,172.4	$1,777.0
Onshore Natural Gas Pipelines & Services	195.4	213.4	618.8	601.9
Onshore Crude Oil Pipelines & Services	190.8	146.0	534.5	579.6
Offshore Pipelines & Services	47.1	37.9	120.0	118.1
Petrochemical & Refined Products Services	190.3	117.1	482.4	450.7
Total gross operating margin	$1,335.1	$1,154.0	$3,928.1	$3,527.3

Net cash flows provided by operating activities	$832.5	$835.3	$2,704.4	$2,366.2
Total debt principal outstanding at end of period	$19,672.7	$17,532.7	$19,672.7	$17,532.7

Capital spending:
Capital expenditures, net (5)	$687.0	$960.9	$1,859.5	$2,393.3
Investments in unconsolidated affiliates	84.5	220.5	583.3	768.4
Other investing activities	--	1.0	6.0	1.0
Total capital spending	$771.5	$1,182.4	$2,448.8	$3,162.7

(1)   On July 15, 2014, the partnership announced that its general partner had approved a two-for-one unit split. The additional common units were distributed on August 21, 2014. All per unit amounts and number of units outstanding presented on this Exhibit A are on a post-split basis.
(2)   See Exhibit D for reconciliation to GAAP net cash flows provided by operating activities.
(3)   See Exhibit E for reconciliation to GAAP net cash flows provided by operating activities.
(4)   See Exhibit F for reconciliation to GAAP operating income.
(5)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,866	2,867	2,862	2,717
NGL fractionation volumes (MBPD)	823	736	820	707
Equity NGL production (MBPD) (2)	103	120	125	120
Fee-based natural gas processing (MMcf/d) (3)	4,958	4,660	4,872	4,589
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,486	12,969	12,541	13,115
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,266	1,252	1,274	1,139
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	683	665	621	706
Crude oil transportation volumes (MBPD)	335	314	329	306
Platform natural gas processing (MMcf/d)	152	185	150	217
Platform crude oil processing (MBPD)	16	16	14	15
Petrochemical & Refined Products Services, net:
Butane isomerization and deisobutanizer volumes (MBPD)	181	179	174	160
Propylene fractionation volumes (MBPD)	73	74	72	71
Octane additive and related plant production volumes (MBPD)	20	19	15	18
Transportation volumes, primarily refined products and petrochemicals (MBPD)	778	711	746	693
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,245	5,144	5,211	4,855
Natural gas transportation volumes (BBtus/d)	13,169	13,634	13,162	13,821
Equivalent transportation volumes (MBPD) (4)	8,711	8,732	8,675	8,492

(1)    Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)    Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)    Volumes reported correspond to the revenue streams earned by our gas plants.
(4)    Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2013 by quarter:
1st Quarter	$3.34	$0.26	$0.86	$1.58	$1.65	$2.23	$0.75	$0.65	$94.37	$113.93
2nd Quarter	$4.10	$0.27	$0.91	$1.24	$1.27	$2.04	$0.63	$0.53	$94.22	$104.63
3rd Quarter	$3.58	$0.25	$1.03	$1.33	$1.35	$2.15	$0.68	$0.58	$105.82	$109.89
4th Quarter	$3.60	$0.26	$1.20	$1.43	$1.45	$2.10	$0.68	$0.56	$97.46	$100.94
YTD 2013 Averages	$3.65	$0.26	$1.00	$1.39	$1.43	$2.13	$0.69	$0.58	$97.97	$107.34
2014 by quarter:
1st Quarter	$4.95	$0.34	$1.30	$1.39	$1.42	$2.12	$0.73	$0.61	$98.68	$104.43
2nd Quarter	$4.68	$0.29	$1.06	$1.25	$1.30	$2.21	$0.70	$0.57	$102.99	$105.55
3rd Quarter	$4.07	$0.24	$1.04	$1.25	$1.28	$2.11	$0.71	$0.58	$97.21	$100.94
YTD 2014 Averages	$4.57	$0.29	$1.13	$1.30	$1.33	$2.15	$0.71	$0.59	$99.63	$103.64

(1)    Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)    NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)    Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. ("CMAI"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)    Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange ("NYMEX") and for Louisiana Light Sweet ("LLS") as reported by Platts.

Period-to-period fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.99 per gallon during the third quarter of 2014 versus $1.01 per gallon for the third quarter of 2013.

The market price of natural gas (as measured at the Henry Hub in Louisiana) averaged $4.07 per MMBtu during the third quarter of 2014 versus $3.58 per MMBtu during the third quarter of 2013 – a 14 percent increase.  The increase in prices is generally due to higher natural gas demand for power generation.

The market price of WTI crude oil (as measured on the NYMEX) averaged $97.21 per barrel during the third quarter of 2014 compared to $105.82 per barrel during the third quarter of 2013.  As a result of our recent crude oil pipeline infrastructure improvements, we have greater access to U.S. Gulf Coast refiners.  Typically, these refining customers purchase crude oil based on LLS prices, which averaged $100.94 per barrel during the third quarter of 2014 compared to $109.89 per barrel during the third quarter of 2013.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to limited partners (GAAP)	$691.1	$592.0	$2,127.6	$1,898.0
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	341.4	302.5	992.4	902.3
Add distributions received from unconsolidated affiliates	103.6	68.3	260.7	187.6
Subtract equity in income of unconsolidated affiliates	(72.3)	(44.0)	(179.1)	(126.1)
Subtract sustaining capital expenditures	(106.8)	(81.8)	(262.0)	(213.9)
Subtract net gains attributable to asset sales and insurance recoveries	(2.6)	(10.2)	(99.0)	(68.4)
Add cash proceeds from asset sales and insurance recoveries	8.3	57.1	121.5	256.3
Subtract losses from the monetization of interest rate derivative instruments	--	--	--	(168.8)
Add deferred income tax expense or subtract benefit, as applicable	2.0	17.3	2.6	32.1
Add impairment charges	5.7	15.2	18.2	53.3
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	4.4	(8.8)	32.7	(23.1)
Distributable cash flow (non-GAAP)	974.8	907.6	3,015.6	2,729.3
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	106.8	81.8	262.0	213.9
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(8.3)	(57.1)	(121.5)	(256.3)
Add losses from the monetization of interest rate derivative instruments	--	--	--	168.8
Add or subtract the net effect of changes in operating accounts, as applicable	(237.2)	(104.7)	(435.8)	(513.9)
Add or subtract miscellaneous non-cash and other amounts to reconcile non-GAAP distributable cash flow with GAAP net cash flows provided by operating activities, as applicable	(3.6)	7.7	(15.9)	24.4
Net cash flows provided by operating activities (GAAP)	$832.5	$835.3	$2,704.4	$2,366.2

(1)    Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013	2014
Net income (GAAP)	$699.2	$592.8	$2,152.4	$1,901.4	$2,858.1
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(72.3)	(44.0)	(179.1)	(126.1)	(220.3)
Add distributions received from unconsolidated affiliates	103.6	68.3	260.7	187.6	324.7
Add interest expense, including related amortization	229.8	208.3	679.6	604.4	877.7
Add provision for income taxes	7.7	19.4	22.5	46.2	33.8
Add depreciation, amortization and accretion in costs and expenses	332.7	293.9	966.2	879.1	1,272.5
Adjusted EBITDA (non-GAAP)	1,300.7	1,138.7	3,902.3	3,492.6	5,146.5
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(229.8)	(208.3)	(679.6)	(604.4)	(877.7)
Subtract provision for income taxes reflected in Adjusted EBITDA	(7.7)	(19.4)	(22.5)	(46.2)	(33.8)
Subtract net gains attributable to asset sales and insurance recoveries	(2.6)	(10.2)	(99.0)	(68.4)	(113.9)
Add deferred income tax expense or subtract benefit, as applicable	2.0	17.3	2.6	32.1	8.4
Add impairment charges	5.7	15.2	18.2	53.3	57.5
Add or subtract the net effect of changes in operating accounts, as applicable	(237.2)	(104.7)	(435.8)	(513.9)	(19.5)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	1.4	6.7	18.2	21.1	36.2
Net cash flows provided by operating activities (GAAP)	$832.5	$835.3	$2,704.4	$2,366.2	$4,203.7

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Total gross operating margin (non-GAAP)	$1,335.1	$1,154.0	$3,928.1	$3,527.3
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(322.7)	(285.2)	(936.5)	(851.7)
Subtract impairment charges not reflected in gross operating margin	(5.7)	(15.2)	(18.2)	(53.3)
Add net gains attributable to asset sales and insurance recoveries not reflected in gross operating margin	2.6	10.2	99.0	68.4
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects included in gross operating margin	(21.6)	--	(66.8)	--
Subtract general and administrative costs not reflected in gross operating margin	(50.0)	(43.9)	(150.9)	(138.9)
Operating income (GAAP)	$937.7	$819.9	$2,854.7	$2,551.8

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.